Exhibit 16.1

October 5, 2006

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Commissioners:

We have read the statements made by Paula Financial (copy attached), which was filed with the Securities and Exchange commission on October 2, 2006, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Paula Financial dated September 26, 2006.  We agree with the statements concerning our firm in such Form 8-K, except that we have no basis to agree or disagree with (1)  the statement in the second paragraph in Item 4.01 or (2) the statement that “the Company has undertaken steps to address its internal controls, as reported in Part I, Item 3 of the Report.”

Very truly yours,

/s/ Stonefield Josephson, Inc.

Stonefield Josephson, Inc.